Filed pursuant to 424(b)(3)

Registration No. 333-175340

INDUSTRIAL INCOME TRUST INC.

SUPPLEMENT NO. 1 DATED FEBRUARY 13, 2015

TO THE PROSPECTUS DATED MARCH 12, 2014

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Income Trust Inc., dated March 12, 2014 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A.	To provide an update regarding the price at which we will issue shares in this offering;

B.	To provide an update to the section of the Prospectus titled “Prospectus Summary;”

C.	To provide an update to the section of the Prospectus titled “Risk Factors;”

D.	To provide an update to the section of the Prospectus titled “Summary of Our Second Amended and Restated Distribution Reinvestment Plan;”

E.	To provide an update to the section of the Prospectus titled “Plan of Distribution;” and

F.	To update Appendix A to the Prospectus.

A. Share Price of Distribution Reinvestment Plan Shares

On January 22, 2015, based on a recommendation of a valuation committee comprised of our independent directors, our board of directors approved an estimated net asset value, or NAV, per share of our common stock of $11.04 based on the estimated market value of our assets less the estimated market value of our liabilities, divided by the number of shares outstanding, as of December 31, 2014. The estimated NAV per share was provided to assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participated in our public offerings in meeting their customer account statement reporting obligations under National Association of Securities Dealers (“NASD”) Conduct Rule 2340. The estimated NAV per share was calculated as of a moment in time, and although the value of our common shares will fluctuate over time, we do not undertake to update the estimated NAV per share on a regular basis. As a result, you should not rely on the estimated NAV per share as being an accurate measure of the then-current value of your shares in making a decision to buy or sell your shares, including whether to reinvest distributions by participating in the distribution reinvestment plan and whether to request redemption under our share redemption program. A description of the methodology and assumptions used to determine the estimated NAV per share, as well as the limitations of the estimated NAV per share, is set forth in our Current Report on Form 8-K, filed with the Commission on January 23, 2015, which Current Report has been incorporated herein by reference.

On January 22, 2015, in connection with the determination of our estimated NAV per share, our board of directors approved and adopted amendments that impact the price at which shares will be reinvested pursuant to our distribution reinvestment plan. The amendments are reflected in the Third Amended and Restated Distribution Reinvestment Plan, or the Amended DRP, attached to this Supplement as Appendix A, which takes effect on March 1, 2015.

Under the Amended DRP, shares will be reinvested and redeemed, respectively, at a price equal to 95% of the estimated NAV per share most recently announced by us in a public filing with the Commission as of the date of the applicable reinvestment or redemption. The Amended DRP takes effect on March 1, 2015, meaning that the new price at which shares will be reinvested will be in effect beginning with the next distribution date following the date of this Supplement. Accordingly, beginning with distributions declared for the first quarter of 2015, which are expected to be paid on or before April 15, 2015, participants in our distribution reinvestment plan will acquire shares at a price equal to $10.49 per share, which is equal to 95% of our estimated NAV per share as of December 31, 2014.

As a result of these developments, the Prospectus is updated as follows:

1. All references to the “Second Amended and Restated Distribution Reinvestment Plan” throughout the Prospectus are deleted and replaced with references to the “Third Amended and Restated Distribution Reinvestment Plan.”

2. The cover page of the Prospectus is updated as follows:

A.	In the first bulleted paragraph, the phrase “at a price of $9.88 per share” is deleted in its entirety and replaced with “at a price equal to 95% of the estimated NAV per share most recently announced by us in a public filing with the Commission as of the date the Plan Shares are issued.”

B.	The second bulleted paragraph is deleted in its entirety and replaced with the following:

Our board of directors may amend or terminate the Plan for any reason at any time; provided, however, that if our board of directors materially amends the Plan or terminates the Plan, such material amendment or termination, as applicable, shall only be effective upon 10 days’ notice to the Participants, which notice shall be provided by us in a Current Report on Form 8-K publicly filed with the Commission.

C.	The reference to $9.88 being the offering price per share included in both the table and footnote (1) underneath the table is deleted and replaced with “$10.49.”

3. Please see the remainder of this Supplement for the additional updates to the Prospectus.

B. Update to the section of the Prospectus titled “Prospectus Summary”

1. The first paragraph under the caption “Terms of the Offering” is deleted in its entirety and replaced with the following:

We are offering up to $600,000,000 in Plan Shares to our Investors pursuant to the Plan at a price equal to 95% of the estimated NAV per share most recently announced by us in a public filing with the Commission as of the date the Plan Shares are issued. You may acquire Plan Shares at such price until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of the shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. Any such price modification may be arbitrarily determined by our board of directors, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share or the then current NAV per share, as calculated in accordance with policies and procedures developed by our board of directors.

2. The third paragraph under the caption “Terms of the Offering” is deleted in its entirety and replaced with the following:

Our board of directors may amend or terminate the Plan for any reason at any time; provided, however, that if our board of directors materially amends the Plan or terminates the Plan, such material amendment or termination, as applicable, shall only be effective upon 10 days’ notice to the Participants, which notice shall be provided by us in a Current Report on Form 8-K publicly filed with the Commission.

3. The paragraph under the caption “Net Tangible Book Value of Our Shares of Common Stock” is deleted in its entirety and replaced with the following:

In connection with this offering, we are providing information about our net tangible book value per share, which is calculated as total book value of assets (excluding deferred acquisition costs and deferred financing costs, net) minus total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value assumes that the value of real estate assets diminishes predictably over time as reflected in the annual depreciation and amortization expenses of real estate investments. Real estate values have historically risen or fallen with market conditions and net tangible book value is used generally as a conservative measure of net worth, but it is a measure that we do not believe reflects market value per share. It is not intended to reflect the market value of our assets upon an orderly liquidation of the Company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in the book value of our common stock as a result of: (i) accumulated depreciation and amortization of real estate investments; (ii) the fees paid in connection with our prior public offerings, including selling commissions (all or a portion of which were reallowed to participating broker dealers); (iii) the acquisition costs and fees incurred, most of which were paid to the Advisor and its affiliates; and (iv) distributions. As of September 30, 2014, our calculation of net tangible book value per share was $7.17. As described above, our board of directors determined an estimated NAV per share of our common stock of $11.04 as of December 31, 2014. The estimated NAV per share as of December 31, 2014 may not now or in the future accurately represent the current value of our assets per share of our common stock and may be higher or lower than the actual value of our assets per share at any particular time.

C. Update to the section of the Prospectus titled “Risk Factors”

The disclosure under the heading “Risk Factors” is deleted in its entirety and replaced with the following:

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under the caption “Risk Factors” included in our Annual Reports on Form 10-K, as the same may be updated by our future filings under the Exchange Act, all of which are incorporated by reference in this prospectus. We have also described some additional risks below. If any of the risks and uncertainties described in this Prospectus or the documents incorporated by reference herein actually occurs, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, you may lose part or all of your investment.

We have disclosed the estimated NAV per share of our common stock and anticipate that we may determine and disclose a new estimated NAV per share in the future. The purchase price stockholders paid for shares of our common stock in our public offerings may be higher than an estimated NAV per share that we disclose in the future. The estimated NAV per share may not be an accurate reflection of the fair market value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved.

To assist FINRA members and their associated persons that participated in our public offerings in meeting their customer account statement reporting obligations under National Association of Securities Dealers (“NASD”) Conduct Rule 2340, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. As described above, the estimated NAV per share of our common stock was $11.04 per share as of December 31, 2014. We currently anticipate that we will next disclose an estimated NAV per share no later than April 2016, if required pursuant to applicable rules and regulations. We do not anticipate disclosing another estimated NAV per share prior to that date. We will not update the estimated NAV per share prior to that date regardless of whether valuations or appraisals are undertaken in preparation for the next disclosure of an estimated NAV per share or in connection with other activities and regardless of whether we believe the estimated NAV per share has changed due to market factors or other conditions.

The estimated NAV per share as of December 31, 2014 and any estimated NAV per share that we disclose in the future may not be an accurate reflection of the fair value of our assets and liabilities in accordance with GAAP, may not reflect the price at which we would be able to sell all or substantially all of our assets or the outstanding shares of our common stock in an arm’s length transaction, may not represent the value that stockholders could realize upon a sale of the Company or upon the liquidation of our assets and settlement of our liabilities, and may not be indicative of the price at which shares of our common stock would trade if they were listed on a national securities exchange. In addition, the estimated NAV per share as of December 31, 2014 and any estimated NAV per share that we disclose in the future may not be the equivalent of the disclosure of a market price by an open-ended real estate fund.

Currently there are no federal or state rules that establish requirements concerning the methodologies to employ in determining an estimated per share value. Any methodologies used to determine the estimated per share value of our common stock may be based upon assumptions, estimates and judgments that may not be accurate or complete, such that, if different property-specific and general real estate and capital market assumptions, estimates and judgments were used, it could result in an estimated value per share that is significantly different.

The actual value of shares that we repurchase under our share redemption program may be substantially less or more than what we pay.

Under our share redemption program, effective March 1, 2015, shares may be repurchased at 95% of our most recently disclosed estimated NAV per share. As described above, the estimated NAV per share of our common stock may not accurately represent the current value of our assets per share of our common stock at any particular time and may be higher or lower than the actual value of our assets per share at such time. Accordingly, when we repurchase shares of our common stock at 95% of the estimated NAV per share, the actual value of the shares that we repurchase may be less, and the repurchase could be dilutive to our remaining stockholders. Alternatively, the actual value of the shares that we repurchase may be more than the redemption price and a stockholder participating in the redemption plan may not benefit from any increase in the value of the underlying assets.

We are selling shares pursuant to the Plan at a price that may not accurately represent the current value of our assets at any particular time; therefore, the purchase price paid for shares of our common stock pursuant to the Plan may be higher or lower than the value of our assets per share of our common stock at the time of purchase or at any time in the future.

                  Our board of directors determined the offering price for our public offerings, including our ongoing offering pursuant to our distribution reinvestment plan, in its sole discretion. The offering price established for shares of our common stock in the Plan effective March 1, 2015, is 95% of our most recently disclosed estimated NAV per share, which may not now or in the future accurately represent the current value of our assets per share of our common stock and may be higher or lower than the actual value of our assets per share at any particular time. In addition, the fixed offering price may not be indicative of either the price you would receive if you sold your shares, the price at which shares of our common stock would trade if they were listed on a national securities exchange or if we were to execute a liquidity event or were to liquidate or dissolve.

D. Update to the section of the Prospectus titled “Summary of Our Second Amended and Restated Distribution Reinvestment Plan”

1. In the first paragraph under the caption “Purpose of the Plan,” the phrase “at a price of $9.88 per share” is deleted in its entirety and replaced with “at a price equal to 95% of the estimated NAV per share most recently announced by us in a public filing with the Commission as of the date the Plan Shares are issued.”

2. The first paragraph under the caption “Purchase Price and Source of the Shares” is deleted in its entirety and replaced with the following:

You may acquire Plan Shares from us under the Plan at a price equal to 95% of the estimated NAV per share most recently announced by us in a public filing with the Commission as of the date the Plan Shares are issued. You may acquire Plan Shares at such price until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of the shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. Any such price modification may be arbitrarily determined by our board of directors, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share or the then current NAV per share, as calculated in accordance with policies and procedures developed by our board of directors.

3. The fifth paragraph under the caption “Purchase Price and Source of the Shares” is deleted in its entirety and replaced with the following:

If we acquire shares in any Secondary Market for use in the Plan, we will use reasonable efforts to acquire such shares at the lowest price then reasonably available. However, we do not in any respect guarantee or warrant that the shares so acquired and purchased in the Plan will be at the lowest possible price and such price may not represent the estimated NAV per share of the Shares or the fair value of our assets less liabilities in accordance with GAAP. Further, irrespective of our ability to acquire shares in any Secondary Market or to make a future offering for shares in a Future Registration to be used in the Plan, we are in no way obligated to do either, and such decisions will be in our sole discretion.

4. The first sentence under the caption “Amendment or Termination of the Plan” is deleted in its entirety and replaced with the following:

Our board of directors may amend or terminate the Plan for any reason at any time; provided, however, that if our board of directors materially amends the Plan or terminates the Plan, such material amendment or termination, as applicable, shall only be effective upon 10 days’ notice to the Participants, which notice shall be provided by us in a Current Report on Form 8-K publicly filed with the Commission.

E. Update to the section of the Prospectus titled “Plan of Distribution”

The first paragraph under the heading “Plan of Distribution” is deleted in its entirety and replaced with the following:

We are offering a maximum of $600,000,000 in Plan Shares to our existing Investors through the Plan. We have no basis for estimating the number of shares that will be sold. We will offer Plan Shares at a price equal to 95% of the estimated NAV per share most recently announced by us in a public filing with the Commission as of the date the Plan Shares are issued until the earliest of (i) all the Plan Shares registered in this offering and any future offering are issued, (ii) the termination of this offering and any future offering of Plan Shares and our election to deregister with the Commission the unsold Plan Shares, (iii) the shares of our common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of the shares, as determined by our board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) our board of directors, in its sole discretion, determines for any reason, including but not limited to pursuant to applicable rules or laws, to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. We reserve the right to terminate this offering at any time.

F. Update to Appendix A

Appendix A is deleted in its entirety and replaced with Appendix A to this Supplement.

APPENDIX A

THIRD AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

This THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (“Plan”) is adopted by Industrial Income Trust Inc., a Maryland corporation (the “Company”), pursuant to its charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (“Stockholders”) of the Company who (i) purchased shares of the Company’s common stock (“Shares”) pursuant to the Company’s prior public offerings, or (ii) purchase Shares pursuant to any future offering of the Company (“Future Offering”), and who elect to participate in the Plan, the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan but exclusive of dividends and other distributions that the Company’s board of directors (the “Board”) designates as ineligible for reinvestment through this Plan, to the purchase of Shares for such participating Stockholders through the Dealer Manager or Soliciting Dealers registered in the participating Stockholder’s state of residence or the Company may determine to do so directly, if permitted under state securities laws.

Additionally, as agent for the holders of limited partnership interests (the “OP Interests”) of Industrial Income Operating Partnership LP (the “Partnership”) who acquire such OP Interests as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all distributions declared and paid in respect of the OP Interests held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional OP Interests acquired, to the purchase of Shares for such Participant directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. This Plan amends and restates the Second Amended and Restated Distribution Reinvestment Plan (the “Second Amended Plan”), which became effective as of June 1, 2012. The amendments reflected in this Third Amended and Restated Distribution Reinvestment Plan shall be effective as of March 1, 2015, such that any distributions reinvested after that date shall be reinvested as indicated in Paragraph 4 below.

3. Procedure for Participation. Any Stockholder or holder of OP Interests may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Dealer Manager or Soliciting Dealer, including an acknowledgment that a prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “Commission”) and amended or supplemented to date, has been delivered or made available to such Stockholder or holder of OP Interests. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization, and for all Distribution payment dates thereafter. Shares will be purchased under the Plan on the date that Distributions are paid by the Company or the Partnership, as the case may be. The Company intends to pay Distributions on a quarterly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement, he or she will promptly so notify the Company in writing.

4. Purchase of Shares. Participants will acquire Shares from the Company under the Plan (the “Plan Shares”) at a price equal to 95% of the estimated net asset value (“NAV”) per share most recently announced by the Company in a public filing with the Commission as of the date the Plan Shares are issued. Participants will acquire Plan Shares at such price until the earliest of (i) all the Plan Shares registered in any offering of Plan Shares, including any Future Offerings, are issued, (ii) all offerings of Plan Shares, including any Future Offerings, terminate and the Company elects to deregister with the Commission the unsold Plan Shares, (iii) the shares of the Company’s common stock are listed on a national securities exchange, at which time any registered Plan Shares then available under the Plan will be sold at a price equal to the fair market value of the Shares, as determined by the Company’s Board by reference to the applicable sales price in respect to the most recent trades occurring on or prior to the relevant Distribution date, or (iv) the Company’s Board, in its sole discretion, determines for any reason to modify the Plan to provide for a higher or lower price at which Plan Shares may be purchased. Any such price modification may be arbitrarily determined by the Board, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share or the then current net asset value per share, as calculated in accordance with policies and procedures developed by the Board. Participants in the Plan may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

The estimated NAV per share will not represent the fair value of the Company’s assets less liabilities in accordance with U.S. generally accepted accounting principles (“GAAP”), and any such estimated NAV per share is not a representation, warranty or guarantee that: (i) a Stockholder would be able to realize the estimated NAV per share if the Stockholder attempts to sell his or her Shares; (ii) a Stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon the Company’s liquidation or sale; (iii) the Shares would trade at the estimated NAV per share on a national securities exchange; or (iv) a third party would offer the estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Shares. Participants should not rely on the estimated NAV per share as being an accurate measure of the then-current value of the Shares in deciding whether to reinvest distributions pursuant to this Plan.

Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (a) the Plan Shares which are registered with the Commission in connection with the Company’s public offerings, (b) Shares to be registered with the Commission in a Future Offering for use in the Plan (a “Future Registration”), or (c) Shares of the Company’s common stock purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased by the Company at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which was paid for the Plan Shares pursuant to the Company’s prior public offerings.

If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price and such price may not represent the estimated NAV per share of the Shares or the fair value of the Company’s assets less liabilities in accordance with GAAP. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, and will do so only in its sole discretion.

5. Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL PARTICIPANT INCOME TAX LIABILITY MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE COMMISSION.

6. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

7. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide, or cause to be provided, to each Stockholder an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distribution payments and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide, or cause to be provided, to each Participant an individualized report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.

8. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Such notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the Plan for any prior quarter). Further, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. A Participant who chooses to terminate participation in the Plan must terminate his or her entire participation in the Plan and will not be allowed to terminate in part. There are no fees associated with a Participant’s terminating his or her interest in the Plan. A Participant in the Plan who terminates his or her interest in the Plan will be allowed to participate in the Plan again by notifying the Company and completing any required forms, including an acknowledgment that the then current version of the prospectus or a separate current prospectus relating solely to the Plan has been delivered or made available to the Participant. If the Company intends to list the Shares on a national stock exchange, the Plan may be terminated, and any balance in a terminating Participant’s account that does not reflect a whole number of Shares will be distributed to the terminating Participant in cash. From and after termination of Plan participation for any reason, Distributions will be distributed to the Stockholder or holder of OP Interests in cash.

9. Amendment or Termination of Plan by the Company. The Board of the Company may by majority vote (including a majority of the Independent Directors) amend or terminate the Plan for any reason; provided, however, that if the Board materially amends the Plan or terminates the Plan, such material amendment or termination, as applicable, shall only be effective upon 10 days’ notice to the Participants, which notice shall be provided by the Company in a Current Report on Form 8-K publicly filed with the Commission.

10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.